Exhibit 3.19

State of Delaware Secretary of State Division of Corporations Delivered 06:29 PM 03/28/2014 FILED 06:00 PM 03/28/2014 SRV 140401814 – 5507541 FILE

CERTIFICATE OF FORMATION

OF

LVH NEWCO, LLC

Dated as of March 28, 2014

This certificate of formation (the “Certificate of Formation”) is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, in connection with the formation of LVH NewCo, LLC, a Delaware limited liability company (the “Company”) under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et.seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

FIRST: The name of the limited liability company is “LVH NewCo, LLC”.

SECOND: The Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The registered agent for service of process of the Company at such address is Corporation Service Company.

THIRD: The Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

/s/ Robert J. McGuire
Name:	Robert J. McGuire
Title:	Authorized Person